Exhibit 99.1

First Quarter 2022 Earnings Results Media Relations: Andrea Williams 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2022 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $10.76

“It was a  turbulent quarter dominated by the devastating invasion of Ukraine.  The rapidly evolving market environment had a significant effect on client activity as risk intermediation came to the fore and equity issuance came to a near standstill.  Despite the environment, our results in the quarter  show we continued to effectively support our clients and  I am encouraged that our more resilient and diversified franchise can generate solid returns in uncertain markets.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
$12.93 billion	$3.94 billion	$10.76

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
15.0%	15.8%	$293.31

NEW YORK, April 14, 2022 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $12.93 billion and net earnings of $3.94 billion for the first quarter ended March 31, 2022.

Diluted earnings per common share (EPS) was $10.76 for the first quarter of 2022 compared with $18.60 for the first quarter of 2021 and $10.81 for the fourth quarter of 2021.

Annualized return on average common shareholders’ equity (ROE)1 was 15.0% and annualized return on average tangible common shareholders’ equity (ROTE)1 was 15.8% for the first quarter of 2022.

Goldman Sachs Reports

First Quarter 2022 Earnings Results

Highlights

◾

During the quarter, the firm supported clients amid an evolving macroeconomic environment and generated strong quarterly net revenues of $12.93 billion, net earnings of $3.94 billion and diluted EPS of $10.76.

◾

Investment Banking generated quarterly net revenues of $2.41 billion, including strong net revenues in Financial advisory. The firm ranked #1 in worldwide announced and completed mergers and acquisitions and in worldwide equity and equity-related offerings and common stock offerings for the year-to-date.[2]

◾

Global Markets generated quarterly net revenues of $7.87 billion, reflecting strong performances in Equities and Fixed Income, Currency and Commodities (FICC), including record net revenues in FICC financing.

◾	Consumer & Wealth Management generated record quarterly net revenues of $2.10 billion, reflecting continued strength in both Wealth management and Consumer banking.

◾

Firmwide assets under supervision[3,4] were $2.39 trillion and included long-term net inflows of $24 billion[5] during the quarter. Firmwide Management and other fees were $2.03 billion for the first quarter of 2022.

◾	Book value per common share increased by 3.1% during the quarter to $293.31.

◾

At the end of the first quarter of 2022, the firm closed on its acquisition of GreenSky, Inc. and announced its acquisition of NextCapital Group. In the beginning of the second quarter of 2022, the firm closed on its acquisition of NN Investment Partners.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

First Quarter 2022 Earnings Results

Net Revenues

Net revenues were $12.93 billion for the first quarter of 2022, 27% lower than the first quarter of 2021 and 2% higher than the fourth quarter of 2021. The decrease compared with the first quarter of 2021 reflected significantly lower net revenues in Asset Management and Investment Banking, partially offset by higher net revenues in Consumer & Wealth Management and Global Markets.

Net Revenues
$12.93 billion

Investment Banking

Net revenues in Investment Banking were $2.41 billion for the first quarter of 2022, 36% lower compared with both a strong first quarter of 2021 and fourth quarter of 2021. The decrease compared with the first quarter of 2021 reflected significantly lower net revenues in Underwriting.

The decrease in Underwriting was due to significantly lower net revenues in Equity underwriting, reflecting a significant decline in industry-wide activity, and lower net revenues in Debt underwriting, due to lower net revenues from leveraged finance and asset-backed activity. Corporate lending net revenues were higher, primarily due to higher net revenues from relationship lending activities, reflecting net gains from the impact of widening credit spreads on hedges. Net revenues in Financial advisory were essentially unchanged.

The firm’s backlog[3] decreased compared with the end of 2021 and was essentially unchanged compared with the first quarter of 2021.

Investment Banking
$2.41 billion
Financial advisory	$1.13 billion
Underwriting	$1.00 billion
Corporate lending	$280 million

Global Markets

Net revenues in Global Markets were $7.87 billion for the first quarter of 2022, 4% higher than the first quarter of 2021 and 98% higher than the fourth quarter of 2021.

Net revenues in FICC were $4.72 billion, 21% higher than the first quarter of 2021, primarily reflecting higher net revenues in FICC intermediation, driven by significantly higher net revenues in currencies and commodities, partially offset by significantly lower net revenues in mortgages and credit products. Net revenues in interest rate products were essentially unchanged. Net revenues in FICC financing were significantly higher, primarily from mortgage lending.

Net revenues in Equities were $3.15 billion, 15% lower compared with a strong first quarter of 2021,  primarily due to  lower net revenues  in Equities  intermediation, reflecting significantly lower net revenues in cash products and lower net revenues in derivatives. Net revenues in Equities financing were also lower, primarily reflecting higher funding expenses, partially offset by higher average client balances.

Global Markets
$7.87 billion
FICC intermediation	$4.04 billion
FICC financing	$685 million
FICC	$4.72 billion

Equities intermediation	$2.16 billion
Equities financing	$988 million
Equities	$3.15 billion

Goldman Sachs Reports

First Quarter 2022 Earnings Results

Asset Management

Net revenues in Asset Management were $546 million for the first quarter of 2022, 88% lower than the first quarter of 2021 and 81% lower than the fourth quarter of 2021, primarily reflecting net losses in Equity investments and significantly lower net revenues in Lending and debt investments.

Broad macroeconomic and geopolitical concerns led to volatility in global equity prices and wider credit spreads. As a result, net losses in Equity investments reflected significant mark-to-market net losses from investments in public equities and significantly lower net gains from investments in private equities compared with a strong prior year period. The decrease in Lending and debt investments net revenues primarily reflected net losses from investments. Management and other fees were higher, reflecting the impact of higher average assets under supervision.

Asset Management
$546 million
Management and other fees	$ 772 million
Incentive fees	$ 52 million
Equity investments	$(367) million
Lending and debt investments	$ 89 million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $2.10 billion for the first quarter of 2022, 21% higher than the first quarter of 2021 and 7% higher than the fourth quarter of 2021.

Net revenues in Wealth management were $1.62 billion, 19% higher than the first quarter of 2021, due to higher Management and other fees, primarily reflecting the impact of higher average assets under supervision, and higher net revenues in Private banking and lending, primarily reflecting higher loan balances.

Net revenues in Consumer banking were $483 million, 30% higher than the first quarter of 2021, primarily reflecting higher credit card balances.

Consumer & Wealth Management
$2.10 billion
Wealth management	$1.62 billion
Consumer banking	$483 million

Provision for Credit Losses

Provision for credit losses was $561 million for the first quarter of 2022, compared with a net benefit of $70 million in the first quarter of 2021 and net provisions of $344 million in the fourth quarter of 2021. Provisions for the first quarter of 2022 primarily reflected portfolio growth (primarily in credit cards), the impact of macroeconomic and geopolitical concerns, and individual impairments on wholesale loans. The net benefit for the first quarter of 2021 reflected reserve reductions as the broader economic environment continued to improve following the initial impact of the COVID-19 pandemic, partially offset by portfolio growth.

The firm’s allowance for credit losses was $4.75 billion as of March 31, 2022.

Provision for Credit Losses
$561 million

Goldman Sachs Reports

First Quarter 2022 Earnings Results

Operating Expenses

Operating expenses were $7.72 billion for the first quarter of 2022, 18% lower than the first quarter of 2021 and 6% higher than the fourth quarter of 2021. The firm’s efficiency ratio[3] for the first quarter of 2022 was 59.7%, compared with 53.3% for the first quarter of 2021.

Operating Expenses
$7.72 billion

The decrease in operating expenses compared with the first quarter of 2021 was primarily due to significantly lower compensation and benefits expenses. In addition, expenses related to consolidated investments and charitable contributions to GS Gives and the firm’s foundation were lower. These decreases were partially offset by higher technology expenses, market development expenses and professional fees.

Net provisions for litigation and regulatory proceedings for the first quarter of 2022 were $125 million compared with $74 million for the first quarter of 2021.

Headcount increased 3% compared with the end of 2021, primarily reflecting the acquisition of GreenSky, Inc.

Efficiency Ratio
59.7%

Provision for Taxes

The effective income tax rate for the first quarter of 2022 was 15.4%, down from the full year rate of 20.0% for 2021, primarily due to the impact of tax benefits on the settlement of employee share-based awards in the first quarter of 2022 compared with the full year of 2021.

Effective Tax Rate
15.4%

Other Matters

◾ On April 13, 2022, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.00 per common share to be paid on June 29, 2022 to common shareholders of record on June 1, 2022.

◾ During the quarter, the firm returned $1.21 billion of capital to common shareholders, including $500 million of common share repurchases (1.4 million shares at an average cost of $363.53) and $711 million of common stock dividends.[3]

◾   Global core liquid assets[3] averaged $375 billion[4] for the first quarter of 2022, compared with an average of $353 billion for the fourth quarter of 2021.

Declared Quarterly Dividend Per Common Share
$2.00

Common Share Repurchases
1.4 million shares for $500 million

Average GCLA
$375 billion

Goldman Sachs Reports

First Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking,  securities,  investment management and consumer banking to a large and diversified client base that includes corporations,  financial institutions,  governments and individuals.  Founded in 1869,  the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead  represent only the firm’s  beliefs regarding future events,  many of which,  by their nature,  are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially,  from the anticipated results,  financial condition and liquidity in these forward-looking statements.  For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all and related net revenues may not be realized  or may be materially less than expected.  Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities,  including the escalation or continuation of the war between Russia and Ukraine,  continuing volatility in the securities markets  or an adverse development with respect to the issuer of the securities and,  for financial advisory transactions, a decline in the securities markets,  an inability to obtain adequate financing,  an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

Statements regarding the firm’s announced acquisition of NextCapital Group are forward-looking statements. These statements are subject to the risk that the transaction may not close on the anticipated timeline or at all, including due to a failure to obtain requisite regulatory approval,  as well as the risk that the firm may be unable to realize the  expected benefits  of the acquisition and the risk that integrating NextCapital Group into the firm’s business may be more difficult, time-consuming or expensive than expected.

Conference Call

A conference call to discuss the firm’s financial  results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations.  There is no charge to access the call.  For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing  1-855-859-2056  (in the U.S.)  or  1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event.  Please direct any questions regarding   obtaining   access   to   the   conference   call   to   Goldman  Sachs  Investor  Relations,   via   e-mail,  at   gs-investor-
relations@gs.com.

Goldman Sachs Reports

First Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2022	DECEMBER 31, 2021	MARCH 31, 2021	DECEMBER 31, 2021	MARCH 31, 2021
INVESTMENT BANKING
Financial advisory	$ 1,127	$ 1,631	$ 1,117	(31) %	1%

Equity underwriting	261	1,025	1,569	(75)	(83)
Debt underwriting	743	948	880	(22)	(16)
Underwriting	1,004	1,973	2,449	(49)	(59)

Corporate lending	280	192	205	46	37
Net revenues	2,411	3,796	3,771	(36)	(36)

GLOBAL MARKETS
FICC intermediation	4,038	1,304	3,451	210	17
FICC financing	685	559	442	23	55
FICC	4,723	1,863	3,893	154	21

Equities intermediation	2,161	1,303	2,586	66	(16)
Equities financing	988	819	1,102	21	(10)
Equities	3,149	2,122	3,688	48	(15)
Net revenues	7,872	3,985	7,581	98	4

ASSET MANAGEMENT
Management and other fees	772	739	693	4	11
Incentive fees	52	218	42	(76)	24
Equity investments	(367)	1,417	3,120	N.M.	N.M.
Lending and debt investments	89	517	759	(83)	(88)
Net revenues	546	2,891	4,614	(81)	(88)

CONSUMER & WEALTH MANAGEMENT
Management and other fees	1,255	1,282	1,077	(2)	17
Incentive fees	27	16	26	69	4
Private banking and lending	339	293	264	16	28
Wealth management	1,621	1,591	1,367	2	19

Consumer banking	483	376	371	28	30
Net revenues	2,104	1,967	1,738	7	21

Total net revenues	$ 12,933	$ 12,639	$ 17,704	2	(27)
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2022	DECEMBER 31, 2021	MARCH 31, 2021
Americas	$ 7,386	$ 8,428	$ 10,825
EMEA	3,850	2,787	4,713
Asia	1,697	1,424	2,166
Total net revenues	$ 12,933	$ 12,639	$ 17,704

Americas	57%	67%	61%
EMEA	30%	22%	27%
Asia	13%	11%	12%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2022	DECEMBER 31, 2021	MARCH 31, 2021	DECEMBER 31, 2021	MARCH 31, 2021
REVENUES
Investment banking	$ 2,131	$ 3,604	$ 3,566	(41) %	(40) %
Investment management	2,064	2,219	1,796	(7)	15
Commissions and fees	1,011	853	1,073	19	(6)
Market making	5,990	2,256	5,893	166	2
Other principal transactions	(90)	1,912	3,894	N.M.	N.M.
Total non-interest revenues	11,106	10,844	16,222	2	(32)

Interest income	3,212	3,010	3,054	7	5
Interest expense	1,385	1,215	1,572	14	(12)
Net interest income	1,827	1,795	1,482	2	23

Total net revenues	12,933	12,639	17,704	2	(27)

Provision for credit losses	561	344	(70)	63	N.M.

OPERATING EXPENSES
Compensation and benefits	4,083	3,246	6,043	26	(32)
Transaction based	1,244	1,190	1,256	5	(1)
Market development	162	193	80	(16)	103
Communications and technology	424	430	375	(1)	13
Depreciation and amortization	492	488	498	1	(1)
Occupancy	251	254	247	(1)	2
Professional fees	437	511	360	(14)	21
Other expenses	623	958	578	(35)	8
Total operating expenses	7,716	7,270	9,437	6	(18)

Pre-tax earnings	4,656	5,025	8,337	(7)	(44)
Provision for taxes	717	1,090	1,501	(34)	(52)
Net earnings	3,939	3,935	6,836	–	(42)
Preferred stock dividends	108	126	125	(14)	(14)
Net earnings applicable to common shareholders	$ 3,831	$ 3,809	$ 6,711	1	(43)

EARNINGS PER COMMON SHARE
Basic[3]	$ 10.87	$ 10.96	$ 18.80	(1) %	(42) %
Diluted	$ 10.76	$ 10.81	$ 18.60	–	(42)

AVERAGE COMMON SHARES
Basic	351.2	346.6	356.6	1	(2)
Diluted	355.9	352.3	360.9	1	(1)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 104,536	$ 99,223	$ 88,461	5	18
Basic shares[3]	356.4	348.9	352.7	2	1
Book value per common share	$ 293.31	$ 284.39	$ 250.81	3	17

Headcount	45,100	43,900	40,300	3	12

Goldman Sachs Reports

First Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	MARCH 31, 2022	DECEMBER 31, 2021
ASSETS
Cash and cash equivalents	$ 274	$ 261
Collateralized agreements	453	384
Customer and other receivables	175	161
Trading assets	392	376
Investments	92	89
Loans	166	158
Other assets	37	35
Total assets	$ 1,589	$ 1,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 387	$ 364
Collateralized financings	227	231
Customer and other payables	293	252
Trading liabilities	233	181
Unsecured short-term borrowings	58	47
Unsecured long-term borrowings	258	254
Other liabilities	18	25
Total liabilities	1,474	1,354
Shareholders’ equity	115	110
Total liabilities and shareholders’ equity	$ 1,589	$ 1,464
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	MARCH 31, 2022	DECEMBER 31, 2021
Common equity tier 1 capital	$ 98.3	$ 96.3

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 682	$ 677
Common equity tier 1 capital ratio	14.4%	14.2%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 674	$ 648
Common equity tier 1 capital ratio	14.6%	14.9%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.6%	5.6%
Average Daily VaR (unaudited)[3,4]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2022	DECEMBER 31, 2021
RISK CATEGORIES
Interest rates	$ 74	$ 58
Equity prices	33	34
Currency rates	25	15
Commodity prices	49	32
Diversification effect	(83)	(56)
Total	$ 98	$ 83

Goldman Sachs Reports

First Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	MARCH 31, 2022	DECEMBER 31, 2021	MARCH 31, 2021
SEGMENT
Asset Management	$ 1,656	$ 1,719	$ 1,567
Consumer & Wealth Management	738	751	637
Total AUS	$ 2,394	$ 2,470	$ 2,204

ASSET CLASS
Alternative investments	$ 240	$ 236	$ 197
Equity	592	613	516
Fixed income	887	940	885
Total long-term AUS	1,719	1,789	1,598
Liquidity products	675	681	606
Total AUS	$ 2,394	$ 2,470	$ 2,204

	THREE MONTHS ENDED

	MARCH 31, 2022	DECEMBER 31, 2021	MARCH 31, 2021
ASSET MANAGEMENT
Beginning balance	$ 1,719	$ 1,678	$ 1,530
Net inflows / (outflows):
Alternative investments	2	6	3
Equity	6	4	3
Fixed income	2	(1)	16
Total long-term AUS net inflows / (outflows)	10[5]	9	22
Liquidity products	(7)	20	29
Total AUS net inflows / (outflows)	3	29	51
Net market appreciation / (depreciation)	(66)	12	(14)
Ending balance	$ 1,656	$ 1,719	$ 1,567

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 751	$ 694	$ 615
Net inflows / (outflows):
Alternative investments	3	5	2
Equity	11	8	11
Fixed income	–	–	2
Total long-term AUS net inflows / (outflows)	14	13	15
Liquidity products	1	22	(6)
Total AUS net inflows / (outflows)	15	35	9
Net market appreciation / (depreciation)	(28)	22	13
Ending balance	$ 738	$ 751	$ 637

FIRMWIDE
Beginning balance	$ 2,470	$ 2,372	$ 2,145
Net inflows / (outflows):
Alternative investments	5	11	5
Equity	17	12	14
Fixed income	2	(1)	18
Total long-term AUS net inflows / (outflows)	24[5]	22	37
Liquidity products	(6)	42	23
Total AUS net inflows / (outflows)	18	64	60
Net market appreciation / (depreciation)	(94)	34	(1)
Ending balance	$ 2,394	$ 2,470	$ 2,204

Goldman Sachs Reports

First Quarter 2022 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED MARCH 31, 2022
Total shareholders’ equity	$ 112,581
Preferred stock	(10,703)
Common shareholders’ equity	101,878
Goodwill Identifiable intangible assets	(4,532) (634)
Tangible common shareholders’ equity	$ 96,712

2.	Dealogic – January 1, 2022 through March 31, 2022.

3.

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2021: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking”  (ii) assets under supervision –  see “Results of Operations –  Assets Under Supervision”  (iii)  efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on  Form 10-K for the year ended  December 31, 2021:  (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy”  (ii)  geographic net revenues –  see Note 25 “Business Segments” and  (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

4.	Represents a preliminary estimate for the first quarter of 2022 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2022.

5.

Includes  $7 billion of inflows in  Asset Management long-term assets under  supervision  (substantially all in fixed income and equity assets) in connection with the acquisition of the assets of Bombardier Global Pension Asset Management Inc.